STOCK PURCHASE AGREEMENT

BY AND BETWEEN

ENCOMPASS GROUP AFFILIATES, INC. (a Delaware corporation)

AND

FRED V. BALDWIN (an individual resident of Florida)

Dated as of August 17, 2007

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TABLE OF CONTENTS
(continued)
					Page

		4.5	.	Investment Intent	23
5	.	[INTENTIONALLY OMITTED]			24
6	.	[INTENTIONALLY OMITTED]			24
7	.	[INTENTIONALLY OMITTED]			24
8	.	[INTENTIONALLY OMITTED]			24
9	.	COVENANTS OF SELLER AND BUYER AFTER THE CLOSING DATE			24
		9.1	.	Release of Personal Guarantees of Seller	24
		9.2	.	Further Assurances	24
		9.3	.	Further Consents	24
		9.4	.	SEC Reports	25
		9.5	.	Restrictive Covenants	25
		9.6	.	Retention of and Access to Records	26
10	.	MUTUAL COVENANTS			27
		10.1	.	Expenses	27
		10.2	.	Public Announcements	27
11	.	INDEMNIFICATION; REMEDIES			27
		11.1	.	Survival	27
		11.2	.	Time Limitations	27
		11.3	.	Indemnification by Seller	28
		11.4	.	Indemnification by Buyer	28
		11.5	.	Procedure for Indemnification - Third Party Claims	28
		11.6	.	Limitations on Indemnification	29
		11.7	.	Method and Manner of Paying Claims	31
12	.	INTENTIONALLY OMITTED			31
13	.	MISCELLANEOUS			31
		13.1	.	Notices	31
		13.2	.	Governing Law and Venue; Waiver of Jury Trial	32
		13.3	.	Further Assurances	33

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is dated as of August 17, 2007, by and between Encompass Group Affiliates, Inc., a Delaware corporation (“Buyer”), and Fred V. Baldwin, an individual resident of Florida (“Seller”). Hereinafter, Buyer and Seller may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

Seller is the sole shareholder of Vance Baldwin, Inc., a Florida corporation (the “Company”).

This Agreement contemplates a transaction in which Buyer will purchase from Seller all of the issued and outstanding shares of capital stock of the Company (the “Shares”), and the parties will enter into certain related transactions and agreements. Hereinafter, the purchase and sale of the Shares and the other transactions contemplated hereby may be referred to as the “Transaction.”

In consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties and covenants contained herein, the Parties covenant and agree as follows with the intent to be legally bound:

AGREEMENT

1.  DEFINITIONS

For purposes of this Agreement, the terms listed in Schedule 1 shall have the meanings specified or ascribed to them in Schedule 1, which is attached hereto and incorporated herein by reference as if fully set forth herein. All capitalized terms which are not defined in Schedule 1 shall have the meanings ascribed to them elsewhere in this Agreement (including the introductory paragraph and the recitals hereof).

2.  BASIC TRANSACTION

2.1.  Agreement to Sell; Purchase Price

Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, at the Closing (as defined in Section 2.6 hereof), all of the Shares in exchange for the payment of an aggregate purchase price (the “Purchase Price”) equal to: (A) cash in an amount equal to the following: (i) $23,920,755, minus (ii) the amount of the Coolidge Bonus, minus  (iii) the employer contributions of FICA and other payroll Taxes in the amount of $39,150 with respect to the Coolidge Bonus, minus (iv) the aggregate amount of all Indebtedness, if any, outstanding as of the Closing (such cash amount, the “Cash Purchase Price”), (B) a convertible promissory note issued in favor of Seller, in the form of Exhibit 2.1 attached hereto (the “Convertible Note”), in the original principal amount of $1,000,000 and initially convertible into ACT Common Stock at a price of $0.0006 per share, and (C) 312.5 shares of Series D Stock (the “Series D Shares”), initially convertible into 2.5% of the issued and outstanding ACT Common Stock (on a fully diluted basis), The Cash Purchase Price is subject to adjustment at Closing in accordance with Section 2.4 below and following the Closing pursuant to Section 2.5 below. The term “Indebtedness” shall not include (i) the Coolidge Bonus or, FICA or other payroll Taxes associated with the Coolidge Bonus deducted in the calculation of the Cash Purchase Price under Section 2.1(A) above, (ii) the Specified Lease Obligations, (iii) Transaction Expenses (which are addressed in Section 10.1), and (iv) the Company’s trade accounts payable (including obligations of the Company reflected on credit card account balances) and accrued expenses on the Final Closing Statement. No adjustment to the Purchase Price shall be made for distributable net income for the period prior to closing.

2.2.  Escrowed Funds

At Closing $750,000 of the Cash Purchase Price (the “Escrowed Funds”) will be placed in an interest-bearing escrow account with a bank or trust company selected by Buyer and Seller (“Escrow Agent”) pursuant to an escrow agreement in the form of Exhibit 2.2 hereto (the “Escrow Agreement”).

2.3.  Payment of Purchase Price and Coolidge Bonus; Delivery of Convertible Note; Issuance of Series D Shares

At Closing (a) an amount equal to the Cash Purchase Price minus the Escrowed Funds shall be paid by Buyer to Seller by wire transfer of immediately available funds, (b) an amount equal to the Coolidge Bonus and FICA or other payroll Taxes associated with the Coolidge Bonus deducted in the calculation of the Cash Purchase Price under Section 2.1(A) above shall be paid by Buyer to the Company by wire transfer of immediately available funds, and the Company shall immediately pay to Robert Coolidge the Coolidge Bonus, by payroll deposit or check, net of any required withholdings and payroll deductions, (c) Buyer will execute and deliver to Seller the Convertible Note, and (d) Buyer will issue and deliver to Seller a certificate representing the Series D Shares, free and clear of all Encumbrances, except for the Encumbrances set forth on Schedule 2.3.

2.4.  Adjustments to Purchase Price at Closing

(a)  Seller shall cause the Company to prepare and deliver to Buyer, no later than two (2) days prior to the Closing: (i) an estimated unaudited statement of Net Working Capital (the “Calculation Date Net Working Capital Statement”) of the Company as of the close of business on the business day immediately preceding the Closing Date (referred to herein as the “Calculation Date”), prepared in the manner set forth in Section 2.5(b), and (ii) a certificate (the “Calculation Date Certificate”) signed by Seller and the chief executive officer of the Company and including Seller’s calculations, certifying (A) that the Calculation Date Net Working Capital Statement was prepared on the basis described in clause (i) above, (B) a good faith estimate of the Net Working Capital of the Company as of the Calculation Date (the “Calculation Date Net Working Capital”), and (C) a good faith estimate of the amount of Net Cash of the Company as of the Calculation Date (the “Calculation Date Cash”).

(b)  If the Calculation Date Cash is less than $1,600,000, then the Cash Purchase Price shall be reduced by an amount equal to such deficiency (the “Cash Shortfall”). If the Calculation Date Net Working Capital, plus the Cash Shortfall is less than $5,000,000, then the Cash Purchase Price shall be reduced by an amount equal to such deficiency. If the Calculation Date Cash is greater than $1,600,000 (such excess amount the “Calculation Date Excess Cash”), and the Calculation Date Net Working Capital is greater than $5,000,000 (such excess amount the “Calculation Date Excess Working Capital”), then the Cash Purchase Price shall be increased by an amount equal to the lesser of (i) the Calculation Date Excess Working Capital, and (ii) the Calculation Date Excess Cash. The adjustments made at Closing pursuant to this paragraph (b) are each referred to herein as the “Initial Adjustment”, and shall be subject to subsequent adjustment as provided in Section 2.5 below.

2.5.  Post-Closing Adjustment

(a)  Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the Net Working Capital of the Company as of the close of business on the business day immediately preceding the Closing Date, prepared in accordance with GAAP applied on a basis consistent with the 2005 Balance Sheet (the “Final Closing Statement”). Buyer and its accountants shall consult with Seller’s accountants in connection with the preparation of the Final Closing Statement and shall permit Seller’s accountants at the earliest practicable date, subject to the execution by Seller and Seller’s accountants of any reasonable release or indemnification agreement required by Buyer’s accountants, to review and make copies of all work papers, schedules and calculations used in the preparation of the Final Closing Statement.

(b)  When Buyer delivers the Final Closing Statement, Buyer shall also deliver to Seller a certificate of the Chief Executive Officer of ACT (i) certifying that the Final Closing Statement was prepared on the basis and in accordance with the procedures set forth in paragraph (a) above, and (ii) containing Buyer’s calculations based on the Final Closing Statement (the “Buyer’s Proposed Calculations”), as applicable, of (A) the Net Working Capital of the Company as of the close of business on the business day immediately preceding the Closing Date (the “Closing Net Working Capital”), and (B) the Net Cash of the Company as of the close of business on the business day immediately preceding the Closing Date (the “Closing Cash”). Within thirty (30) days after receipt of the Final Closing Statement and the accompanying certificate, Seller shall notify Buyer of its agreement or disagreement, as the case may be, with either the Final Closing Statement or the accuracy of any of the Buyer’s Proposed Calculations. If Seller disputes any aspect of the Final Closing Statement or the amount of any of the Buyer’s Proposed Calculations and Buyer does not accept Seller’s proposed alternative calculations (the “Seller’s Proposed Calculations”), then the Independent Accounting Firm will resolve the remaining disputed items (the “Remaining Disputed Items”) within thirty (30) days after the date of the Independent Accounting Firm’s engagement, by conducting its own review and test of the Final Closing Statement, and thereafter selecting either Buyer’s Proposed Calculations of the Remaining Disputed Items or Seller’s Proposed Calculations of the Remaining Disputed Items, or an amount in between the two. The Independent Accounting Firm shall be selected by agreement of Buyer and Seller and shall be engaged jointly by Buyer and Seller. Each of Buyer and Seller agrees that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by Buyer and one-half by Seller.

(c)  Upon the determination pursuant to paragraph (b) of this Section 2.5 of the Final Closing Statement, Closing Net Working Capital, and Closing Cash, the Cash Purchase Price shall be recalculated in accordance with Section 2.4, using (i) the amount of the Closing Net Working Capital so determined pursuant to Section 2.5(b) in lieu of the amount of the Calculation Date Net Working Capital used in the Initial Adjustment, and (ii) the amount of the Closing Cash so determined pursuant to Section 2.5(b) in lieu of the amount of the Calculation Date Cash used for purposes of Section 2.4. If the Cash Purchase Price as so calculated is less than the Cash Purchase Price as adjusted pursuant to the Initial Adjustment, Seller shall pay the amount of such difference to Buyer in cash by wire transfer within ten (10) days after the determination set forth in this paragraph (c). If the Cash Purchase Price as so calculated is more than the Cash Purchase Price as adjusted pursuant to the Initial Adjustment, Buyer shall pay the amount of such difference to Seller in cash by wire transfer within ten (10) days after the determination set forth in this paragraph (c).

2.6.  Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York, or at such other place as the Parties mutually determine, commencing at 10:00 A.M. on August 21, 2007 or such other date as the Parties mutually determine (the “Closing Date”).

2.7.  338(h)(10) Election

(a)  Buyer and Seller agree that:

(i)  they shall make a joint election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Tax law) in respect of the purchase and sale of the Shares (a “Section 338(h)(10) Election”) to cause the purchase and sale of the Shares to be treated as a purchase and sale of the assets of the Company;

(ii)  Seller and Company will include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by any Legal Requirement;

(iii)  no party shall take any actions or make any filings or elections inconsistent with such Section 338(h)(10) Election and the intent to treat the purchase and sale of the Shares as a purchase and sale of the assets of the Company for all Tax purposes; and

(iv)  each party shall cooperate and take all actions necessary and appropriate to complete the Section 338(h)(10) Election, including the execution of a Form 8023 at Closing. The Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated by Buyer within 60 days after the Closing Date to the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with Section 338 of the Code and the regulations promulgated thereunder, and any comparable Legal Requirements, as appropriate.

(b)  Buyer shall prepare and deliver to Seller prior to the Closing, a validly executed IRS form 8023 (and, as applicable, analogous forms required pursuant to state, local or foreign tax law) providing for a Section 338(h)(10) election with respect to the purchase and sale of the Shares (“Section 338(h)(10) Election Forms”). Seller shall execute such forms and deliver the executed forms to Buyer at Closing.

2.8.  Seller’s Closing Obligations

2.8.1.  At the Closing, Seller will deliver to Buyer:

(a)  one or more stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(b)  the Convertible Note, duly executed by Seller;

(c)  instruments of accession to the Shareholder Agreement, duly executed by Seller, Robert Coolidge (“Mr. Coolidge”) and Scott Cameron (“Mr. Cameron”).

(d)  an Employment and Non-Competition Agreement (the “Seller Employment Agreement”) in the form agreed to by Buyer and Seller on the date hereof, duly executed by Seller;

(e)  an Employment Agreement and Non-Competition Agreement (the “Coolidge Employment Agreement”) in the form agreed to by Buyer and Mr. Coolidge on the date hereof, duly executed by Mr. Coolidge;

(f)  an Employment Agreement and Non-Competition Agreement (the “Cameron Employment Agreement”) in the form agreed to by Buyer and Mr. Cameron on the date hereof, duly executed by Mr. Cameron;

(g)  Preferred Stock Grant Agreements (the “Preferred Stock Grant Agreements”), in the form agreed to by Buyer, Mr. Coolidge and Mr. Cameron on the date hereof, duly executed by Mr. Coolidge and Mr. Cameron;

(h)  the Calculation Date Certificate;

(i)  the consents and waivers set forth on Schedule 2.8.1(i);

(j)  [Reserved];

(k)  a certificate of the Chief Executive Officer of the Company (the “Closing Calculation Certificate”), setting forth and certifying as to (a) the amount of Indebtedness of the Company outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon, and (b) the amount of the Transaction Expenses outstanding on the Closing Date, and specifying the amount owed to each vendor listed thereon;

(l)  evidence, reasonably satisfactory to Buyer, establishing that all credit card accounts obtained and/or used by Seller for Company business have been closed and that all outstanding balances of such accounts representing personal expenses shall have been paid in full. For the avoidance of doubt, any balances representing ordinary course expenses of the Company (including payments for inventory) shall be paid by the Company in the normal course in accordance with past practices of the Company;

(m)  any Other Transaction Documents, not otherwise listed in this Section 2.8.1, to which Seller is a party, each duly executed and substantially in the form attached as an exhibit to this Agreement (for those Other Transaction Documents for which a form has been attached as an exhibit);

(n)  the executed Section 338(h)(10) Election Forms; and

(o)  such other documents, instruments, certificates and opinions as may be required by this Agreement or as may be reasonably requested by Buyer.

2.8.2.  At or prior to the Closing, Seller will cause:

(a)  if applicable, the Company’s creditors to deliver pay-off letters and lien discharges, each in form satisfactory to the Buyer, with respect to any Indebtedness of the Company existing on the Closing Date (if any); and

(b)  the Company’s vendors to deliver payment instructions with respect to the Transaction Expenses to be satisfied at the Closing in accordance with Section 10.1.

2.9.  Buyer’s Closing Obligations

2.9.1.  Deliveries to Seller. At the Closing, Buyer will deliver to Seller:

(a)  the cash payments set forth in Section 2.3;

(b)  a payment in the amount of $58,800 as a reimbursement of the Company’s and Seller’s costs with respect to the services provided by J. H. Cohn LLP (the “Company Auditor”) to the Company.

(c)  the Convertible Note, duly executed by Buyer;

(d)  a certificate representing the Series D Shares;

(e)  the Seller Employment Agreement, the Coolidge Employment Agreement, and the Cameron Employment Agreement, each duly executed by Buyer;

(f)  the Preferred Stock Grant Agreements duly executed by Advanced Communications Technologies, Inc., a Florida corporation (“ACT”);

(g)  the executed Section 338(h)(10) Election Forms;

(h)  any Other Transaction Documents, not otherwise listed in this Section 2.9, to which Buyer is a party, each duly executed and substantially in the form attached as an exhibit to this Agreement (for those Other Transaction Documents for which a form has been attached as an exhibit); and

(i)  such other documents, instruments, certificates and opinions as may be required by this Agreement or as may be reasonably requested by Seller.

2.9.2.  Deliveries to Mr. Coolidge. At the Closing, Buyer will deliver a certificate representing 562.5 shares of Series D Stock initially convertible into 4.5% of the total issued and outstanding ACT Common Stock (on a fully diluted basis) to Mr. Coolidge.

2.9.3.  Deliveries to Mr. Cameron. At the Closing, Buyer will deliver a certificate representing 125 shares of Series D Stock initially convertible into 1.0% of the total issued and outstanding ACT Common Stock (on a fully diluted basis) to Mr. Cameron.

3.  REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, that the statements contained in this Section 3 are true, correct and complete. The Disclosure Schedules will be arranged in paragraphs corresponding to the paragraphs contained in this Section 3. A matter disclosed on one Disclosure Schedule or part thereof shall be deemed to be disclosed for purposes of any other representation or warranty calling for such disclosure if and to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other representation or warranty, regardless of whether a specific cross-reference is made.

3.1.  Capitalization; General

3.1.1.  Capitalization. The Company’s authorized capital stock consists solely of 1,000 shares of common stock, par value $100.00 per share (the “Company Capital Stock”), 500 shares of which are issued and outstanding and sometimes referred to in this Section 3.1.1 as the “Company Shares,” and no Company Shares are held as treasury stock by the Company. All of the Company Shares have been duly authorized and validly issued, and are fully paid and nonassessable, and were not issued in violation of the terms of any agreement binding upon the Company or any other Person, or in violation of the preemptive rights of any Person. The Company Shares are the only shares of capital stock of the Company that are issued and outstanding. There are no outstanding options, warrants, rights (including preemptive rights), agreements, puts, calls, commitments or demands of any character relating to the Company Capital Stock or that may require the Company to issue any shares of Company Capital Stock, and there are no outstanding securities convertible into or exchangeable for any shares of Company Capital Stock. Seller is the sole holder of all Company Shares issued and outstanding immediately prior to the Closing Date.

3.1.2.  No Adverse Change. Except as set forth on Section 3.1.2 of the Disclosure Schedules, since December 31, 2005, there has not been any material adverse change in the business, properties, prospects, assets, financial condition or results of operations of the Company, and no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change.

3.1.3.  No Broker or Finder’s Fees. Seller, the Company and their Representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or any similar payment in connection with this Agreement.

3.1.4.  No Untrue Statement. No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedules contains any untrue statement of, or omits to state, a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.2.  Corporate; Authority; Non-Contravention

3.2.1.  Organization of the Company. Until terminated upon and as a consequence of the Closing, the Company is a Subchapter S corporation. The Company is duly organized, validly existing, and in good standing under the laws of its state of incorporation as provided in the recitals above, with full corporate power and authority to conduct business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to result in a material adverse effect on the Company. Section 3.2.1 of the Disclosure Schedules lists all states in which the Company is qualified to do business as a foreign corporation.

3.2.2.  Authorization of Transaction. This Agreement and the Other Transaction Documents to which Seller is a party constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Other Transaction Documents to which Seller is a party, and to perform his obligations under this Agreement and the Other Transaction Documents to which Seller is a party.

3.2.3.  Non-Contravention. Except as set forth on Section 3.2.3 of the Disclosure Schedules, neither the execution and delivery of this Agreement by Seller nor the consummation or performance by Seller of the Transaction will, directly or indirectly (with or without notice or lapse of time or both):

(a)  contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company;

(b)  contravene, conflict with, or result in a violation of, or give any Governmental Body or third party the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, the Company or any of the assets owned or used by the Company, may be subject;

(c)  contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(d)  contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(e)  result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

3.2.4.  No Third Party Notices or Consents Required. Except as set forth on Section 3.2.4 of the Disclosure Schedules, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Transaction.

3.2.5.  Corporate Books and Records of the Company. The minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects.

3.2.6.  No Equity or Other Interest in any other Entity. The Company has no interest in the capital stock of any other corporation or any equity or other ownership interest in any other business entity or Person.

3.3.  Accounting, Financial and Business Matters

3.3.1.  Delivery of Financial Statements. Seller has delivered to Buyer: (a) audited financial statements of the Company consisting of an audited balance sheet of the Company as of December 31, 2005 and 2004 (collectively, the “Audited Balance Sheets”), and the related statements of income and cash flow, for the year ended December 31, 2005, collectively with the Audited Balance Sheets, the “Audited Financials”) (including the notes thereto); (b) an unaudited balance sheet of the Company as of December 31, 2006, and the related unaudited statements of income and cash flow for the year then ended (the “2006 Balance Sheet”); (c) an unaudited balance sheet (the “Interim Balance Sheet” and together with the Audited Balance Sheets and the 2006 Balance Sheet, the “Balance Sheets”) of the Company as of March 31, 2007, and the related unaudited statements of income and cash flow for the three month period ended March 31, 2007.

3.3.2.  Accuracy of Financial Statements. The audited financial statements as of December 31, 2005 and 2004 and for the year ended December 31, 2005 referred to in Section 3.3.1 (and notes thereto) fairly present the financial condition and the results of operations and cash flows of the Company in accordance with GAAP consistently applied. The unaudited financial statements as of and for the year ended December 31, 2006 referred to in Section 3.3.1 fairly present the financial condition and the results of operations and cash flows of the Company in accordance with GAAP, except for the absence of footnotes, consistently applied. The unaudited financial statements as of and for the three months ended March 31, 2007, fairly present the financial condition and the results of operations of the Company in accordance with historical accounting principles of the Company, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse

3.3.3.  Accounts Receivable and Payable.

(a) accounts receivable of the Company that are reflected on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

(b)  During the three month period prior to the Closing Date, Seller has not caused the Company, outside of the Ordinary Course of Business, (i) to accelerate the collection of its receivables, or (ii) exceptions set forth on Section 3.3.3(b) of the Disclosure Schedules, extend the time period in which it makes payments to its vendors.

3.3.4.  No Undisclosed Liabilities. To the Knowledge of Seller and the Company, and except to the extent (a) reflected or reserved against in the Interim Balance Sheet, (b) incurred in the Ordinary Course of Business after the date of the Interim Balance Sheet and either discharged prior to Closing or reflected on the Final Closing Statement, or (c) described on any Schedule hereto, the Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, as guarantor or otherwise with respect to obligations of others).

3.3.5.  Absence of Certain Changes. Except as set forth on Section 3.3.5 of the Disclosure Schedules, since December 31, 2005, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)  amendment to the Organizational Documents of the Company;

(b)  payment or increase by the Company of any cash dividends, bonuses, salary, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee (except as expressly contemplated by this Agreement);

(c)  adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(d)  damage to or destruction or loss of any asset or property of the Company where the damage, destruction or loss exceeds Twenty-Five Thousand Dollars ($25,000), whether or not covered by insurance, or where the damage, destruction or loss could reasonably be expected to materially and adversely affect the properties, assets, business, financial condition, results of operation or prospects of the Company;

(e)  entry into or termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least Twenty-Five Thousand Dollars ($25,000), except, in the case of this clause (ii) for any such Contract or transaction arising in the Ordinary Course of Business;

(f)  to the Knowledge of Seller and the Company (without any obligation of inquiry to a counter party under any agreement), any threatened termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least Twenty-Five Thousand Dollars ($25,000), except, in the case of this clause, (ii) for any such Contract or transaction arising in the Ordinary Course of Business (and, to the Knowledge of Seller and the Company (without any obligation of inquiry to a counter party under any agreement), no material supplier or customer of the Company intends to cancel or otherwise substantially modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company, or its usage or purchase of any of the services or products of the Company);

(g)  sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)  cancellation or waiver of any claims or rights with a value to the Company in excess of Twenty-Five Thousand Dollars ($25,000);

(i)  material change in the accounting methods used by the Company;

(j)  payment of non-cash dividends or other non-cash distributions; or

(k)  agreement, whether oral or written, by Seller or the Company to do any of the foregoing.

3.3.6.  [Intentionally Omitted]

3.3.7.  Books and Records. The Company (i) makes and keeps and, for all dates and periods covered by the Balance Sheets and related statements of income, shareholder’s equity (if any) and cash flows (the “Financial Statements”), has made and kept, books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (ii) maintains and, for all periods covered by the Financial Statements, has maintained, a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The Company Auditor did not notify the Company in writing of any deficiencies in the design or operation of the Company’s internal controls in connection with its audit of the Audited Financials.

3.4.  Personnel

3.4.1.  Personnel Information. Section 3.4.1 of the Disclosure Schedules contains a complete and accurate list for each employee or officer or independent contractor of the Company expected to be paid more than $100,000 in 2007 of: (i) name; job title; current compensation paid or payable and any change in compensation since December 31, 2005; and (ii) the nature of any such employee’s, officer’s or independent contractor’s participation in any plans relating to deferred compensation, stock bonus, stock option, cash bonus, or severance pay.

3.4.2.  Proprietary Rights Agreements. Except for those Persons who have employment or consulting agreements with the Company or who are entering into such employment or consulting agreements as a part of the transactions contemplated by this Agreement, to the Seller’s Knowledge, no employee, officer or independent contractor of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee, officer or independent contractor of the Company and any other third party that in any way adversely affects or will affect (i) the performance of his duties as an employee or officer or independent contractor of the Company, or (ii) the ability of the Company to conduct its business.

3.4.3.  No Post Retirement Benefit Obligations. Except as set forth on Section 3.4.3 of the Disclosure Schedules, the Company has no obligation to pay or provide any benefits to any Person who has retired as an employee or officer of the Company.

3.4.4.  Compliance with Employment Legal Requirements. Except as set forth on Section 3.4.4 of the Disclosure Schedules, the Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.4.5.  Employee Benefit Plans. Section 3.4.5 of the Disclosure Schedules lists each Employee Plan that covers any employee of the Company and Seller has previously furnished to Buyer copies of (a) all documents embodying or relating to each Employee Plan including all amendments thereto and written interpretations thereof, (b) the most recent annual actuarial valuations, if any, prepared for each Employee Plan, (c) if any Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (d) all material written agreements and contracts relating to each Employee Plan, including, without limitation, fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts, (e) all forms and notices relating to the provision of post-employment continuation of health coverage, (f) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Employee Plan (g) all discrimination and qualification tests, if any, for each Employee Plan for the three (3) most recent plan years, and (h) a summary plan description of each Employee Plan.

(a)  With respect to each Employee Plan, all annual reports (Form 5500) required to be filed by the Company with the Internal Revenue Service or Department of Labor have been properly filed on a timely basis and the Company has provided Buyer with the three (3) most recently filed Forms 5500.

(b)  Except as set forth on Section 3.4.5(b) of the Disclosure Schedules, Company has not been an ERISA Affiliate of any Person within the last six (6) years.

(c)  Section 3.4.5(c) of the Disclosure Schedules sets forth a list of each Benefit Arrangement of the Company, copies or descriptions of which have been made available or furnished previously to Buyer.

(d)  None of the Employee Plans or Benefit Arrangements listed on Section 3.4.5 of the Disclosure Schedules or Section 3.4.5(c) of the Disclosure Schedules is subject to the Legal Requirements of any jurisdiction outside the United States of America.

(e)  To the Knowledge of Seller and the Company, no non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the IRC, has occurred with respect to any Employee Plan.

(f)  Except as set forth on Section 3.4.5(f) of the Disclosure Schedules, neither the Company nor any of its ERISA Affiliates maintains or has ever maintained or contributed to or expects to incur liability with respect to (i) any “multiemployer plan” (as defined by Section 3(37) of ERISA); (ii) any “multiple employer welfare arrangement” (as defined by Section 3(40) of ERISA); (iii) any Employee Plan that is subject to any provision of Title IV of ERISA; or (iv) any plan or arrangement providing for post-retirement health or welfare benefits for current or former employees, except as required by Section 4980B of the IRC or similar Legal Requirements. Neither the Company nor any ERISA Affiliate thereof has incurred, nor does it reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA.

(g)  Each Employee Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the IRC. The Company has furnished to Buyer copies of the most recent IRS determination or opinion letter with respect to each such Employee Plan. Each Employee Plan and Benefit Arrangement has been maintained in compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, the regulations concerning the deposit of employee contributions and salary deferrals on a timely basis.

(h)  All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the day next preceding the Closing Date (other than accrued but unused vacation and sick days), will be discharged and paid on or prior to the Closing Date except to the extent reflected on the Interim Balance Sheet or the Final Closing Statement. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof (other than increases in welfare benefit premiums).

(i)  Except as set forth on Section 3.4.5(j) of the Disclosure Schedules, no employee will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated by this Agreement and the Other Transaction Documents.

(j)  Each Employee Plan required to be listed in Section 3.4.5 of the Disclosure Schedules and each Benefit Arrangement required to be listed in Section 3.4.5(c) of the Disclosure Schedules may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Legal Requirement, including the elimination of any and all future benefit accruals under any Employee Plan or Benefit Arrangement, and no employee communications or provision of any Employee Plan or Benefit Arrangement document has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Employee Plan or Benefit Arrangement..

(k)  No Employee Plan or Benefit Arrangement or other contract between the Company and any “service provider” (as such term is defined in Section 409A of the IRC and the Treasury Regulations and IRS guidance thereunder) provides for the deferral of compensation subject to Section 409A of the IRC.

3.5.  Commercial Matters

3.5.1.  Contracts.

(a)  Section 3.5.1 of the Disclosure Schedules contains a complete and accurate list of the following:

(i)  each Contract that involves performance of services or delivery of goods or materials by or to the Company in excess of $25,000 since January 1, 2006 or after the Closing;

(ii)  each other Contract that was not entered into in the Ordinary Course of Business of the Company;

(iii)  each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(iv)  each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or independent contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(v)  each joint venture or partnership agreement and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other third party;

(vi)  each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any third party;

(vii)  each Contract providing for payments to or by any third party based on sales, purchases, or profits, other than direct payments for goods;

(viii)  each power of attorney or agency agreement that is currently effective and outstanding;

(ix)  each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express or implied undertaking by the Company to be responsible for consequential or punitive damages;

(x)  each Contract for capital expenditures;

(xi)  each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xii)  each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

3.5.2.  Validity of Contracts. Each Contract referenced in Section 3.5.1 above that is not identified in Section 3.5.2 of the Disclosure Schedules is in full force and effect and is valid and enforceable in accordance with its terms.

3.5.3.  Company Compliance with Contracts. The Company is in compliance with all material terms and requirements of each Contract referenced in Section 3.5.1 above that is not identified in Section 3.5.3 of the Disclosure Schedules.

3.5.4.  Third Party Compliance with Contracts. To the Knowledge of the Seller and the Company (but without any general obligation of inquiry to a counter-party under any Contract), each other third party that has or had any obligation or liability under any Contract referenced in Section 3.5.1 above that is not identified in Section 3.5.4 of the Disclosure Schedules is in material compliance with all material terms and requirements of such Contract.

3.5.5.  No Events Resulting in Default. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) may contravene, conflict with, or result in a material violation or material breach of, or give the Company or third party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Contract referenced in Section 3.5.1 above that is not identified in Section 3.5.5 of the Disclosure Schedules.

3.5.6.  No Notice of Default. Except as set forth in Section 3.5.6 of the Disclosure Schedules, the Company has not given or received from any third party, at any time since December 31, 2005, any written notice or, to the Knowledge of Seller and the Company (but without any general obligation of inquiry to a counter party under any Contract), other communication (whether oral or otherwise), regarding any actual, alleged, possible, or potential material violation or material breach of, or default under, any Contract identified in Section 3.5.1 of the Disclosure Schedules.

3.5.7.  Ordinary Course of Business. Except as set forth in Section 3.5.7 of the Disclosure Schedules, the Contracts relating to the sale or provision of products or services by the Company have been entered into in the Ordinary Course of Business.

3.5.8.  Warranties. Section 3.5.8 of the Disclosure Schedules sets forth a complete list of all outstanding product and service warranties and guarantees of the Company on each product that the Company services, maintains, markets, sells or produces for itself, a customer or a third party. Except as set forth in Section 3.5.8 of the Disclosure Schedules, there are no existing or, to the Knowledge of Seller or the Company (but without any general obligation of inquiry to a counter party under any Contract), threatened claims against the Company relating to any work or services performed by the Company, product liability, warranty or other similar claims against the Company alleging that any product sold by the Company is defective or fails to meet any product or service warranties, other than claims in the Ordinary Course of Business, which claims individually or in the aggregate are not material.

3.5.9.  Related Party Transactions.

(a)  Except as set forth on Section 3.5.9 of the Disclosure Schedules, neither Seller nor any Related Person of Seller has, or since December 31, 2005 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. Except as set forth on Section 3.5.9 of the Disclosure Schedules, neither Seller nor any Related Person of Seller owns, or since December 31, 2005 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a third party that has:

(i)  had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms; or

(ii)  engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company.

(b)  Except as set forth on Section 3.5.9 of the Disclosure Schedules, neither Seller nor any Related Person of Seller is a party to any Contract with, or has any claim or right against, the Company.

3.5.10.  Certain Payments. Neither the Company nor any director, officer, or, to the Knowledge of Seller and the Company, any agent or employee of the Company, nor any third party associated with or acting for or on behalf of the Company, has directly or indirectly made any payment in violation of any Legal Requirement to any third party, private or public, regardless of form.

3.6.  Property Matters

3.6.1.  Real Property Ownership and Leaseholds. Section 3.6.1 of the Disclosure Schedules contains a complete and accurate list of all real property owned or leased by the Company. Seller has delivered or made available to Buyer copies of the instruments (as recorded) by which the Company obtained such real property interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller and relating to such interests.

3.6.2.  Ownership of Properties. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties, interests and assets reflected in the Interim Balance Sheet (except personal property sold since the date of the Interim Balance Sheet in the Ordinary Course of Business).

3.6.3.  No Encumbrances. Except as set forth in Section 3.6.3 of the Disclosure Schedules, all material properties, interests and assets reflected in the Balance Sheets and the Interim Balance Sheet are free and clear of all Encumbrances.

3.7.  Fixed Assets

To the Knowledge of Seller and the Company, the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s business after the Closing.

3.8.  Intellectual Property

3.8.1.  Ownership of Intellectual Property. Set forth in Section 3.8.1 of the Disclosure Schedules is a list and brief description of all patents and all domain names, trademarks, service marks, and copyrights, and any applications and renewals for any of the foregoing, owned by or on behalf of the Company. Each item of the Company’s Intellectual Property Assets is either: (i) owned solely by the Company free and clear of any Encumbrances; or (ii) rightfully used and authorized for use by the Company and their successors pursuant to a valid and enforceable written license.

3.8.2.  Sufficiency for Use in Business. The Company had, and has, all rights in the Company’s Intellectual Property Assets necessary to carry out the business activities of the Company. The Transaction will not alter, impair or otherwise affect any rights of the Company with regard to its Intellectual Property Assets. The Company has not granted or assigned to any other Person any right to sell the products or proposed products or to provide the services or proposed services of the Company.

3.8.3.  Compliance with Legal Requirements. The Company is not in violation of any license, sublicense or other agreement to which the Company is a party or otherwise bound relating to any of its Intellectual Property Assets. The Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company in its Intellectual Property Assets.

3.8.4.  No Infringement. Other than third party patents of which Seller or Company has no Knowledge, the use of Intellectual Property Assets by the Company as currently used does not infringe the intellectual property of any Person. No claims have been asserted by any Person (i) to the ownership or use of any of the Company’s Intellectual Property Assets, or (ii) challenging or questioning the validity or effectiveness of any license or agreement relating to the Company’s Intellectual Property Assets. There are no pending nor, to the Knowledge of Seller and the Company, threatened proceedings or litigation or other adverse claims affecting or with respect to the Company’s Intellectual Property Assets. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings, pending that relate to any of the Company’s Intellectual Property Assets, and the Company is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Body or any other Person. All granted or issued patents, all registered trademarks and service marks, all registered domain names and all copyright registrations made and owned by the Company are valid and subsisting. To the Knowledge of Seller and the Company, there is no unauthorized use, infringement, or misappropriation of any of Company’s Intellectual Property Assets by any third party, employee or former employee.

3.9.  Governmental Authorizations

3.9.1.  Full Compliance. Except as set forth on Section 3.9.1 of the Disclosure Schedules, the Company is, and at all times since December 31, 2005 has been, in full compliance with each Legal Requirement and Governmental Authorization that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. Except as set forth on Section 3.9.1 of the Disclosure Schedules, the Company has not received notice or another communication advising the Company of any such violation.

3.9.2.  No Contravention. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. All of such Legal Requirements and Governmental Authorizations are in full force and effect.

3.9.3.  List of Governmental Authorizations. Section 3.9.3 of the Disclosure Schedules contains a complete and accurate list of each Governmental Authorization held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed is valid and in full force and effect.

3.10.  Insurance

3.10.1.  Deliveries to Seller. Seller has delivered to Buyer:

(a)  true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any officer or director of the Company, is covered; and

(b)  true and complete copies of all pending applications for policies of insurance.

3.10.2.  Insurance Coverage. Section 3.10.2 of the Disclosure Schedules contains material details of:

(a)  any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(b)  any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(c)  all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

3.10.3.  Validity of Policies. All policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company:

(a)  are valid, outstanding, and enforceable;

(b)  are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

(c)  will continue in full force and effect following the consummation of the Transaction; and

(d)  do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

3.10.4.  No Notices. The Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

3.10.5.  Compliance by the Company. The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director or officer thereof.

3.11.  Environmental

3.11.1.  Permits, Licenses and Authorizations. Section 3.11.1 of the Disclosure Schedules sets forth details of all permits, licenses and authorizations held by the Company under any Environmental Law.

3.11.2.  Compliance with Environmental Laws. Except as set forth on Section 3.11.2 of the Disclosure Schedules, the Company is, and, to the Knowledge of Seller and the Company, at all times has been, in compliance with, and has not been and is not in violation of or liable in any material respect under, any Environmental Law. Except as set forth on Section 3.11.2 of the Disclosure Schedules, the Company has no basis to expect, and has not received and, to the Knowledge of Seller and the Company, no third party for whose conduct the Company is or may be held responsible has received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company or any third party for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.11.3.  No Pending Claims. Except as set forth on Section 3.11.3 of the Disclosure Schedules, there are no pending or to the Knowledge of Seller and the Company, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

3.11.4.  No Liability. Except as set forth on Section 3.11.4 of the Disclosure Schedules, the Company does not have any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest, or, to the Knowledge of Seller and the Company, at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

3.11.5.  No Hazardous Materials, Hazardous Activities or Releases. Except as set forth on Section 3.11.5 of the Disclosure Schedules, there are no Hazardous Materials present on or in the Environment at the Facilities. Except as set forth on Section 3.11.5 of the Disclosure Schedules, the Company has not permitted or conducted, and Seller is not aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest. Except as set forth on Section 3.11.5 of the Disclosure Schedules, there has been no Release or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities or by the Company or any of its predecessors-in-interest.

3.11.6.  Reports and Tests. The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring in the possession or control of Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company, or any third party for whose conduct it is or may be held responsible, with Environmental Laws.

3.12.  Litigation and Legal Proceedings

3.12.1.  Proceedings in which the Company is a Party. Section 3.12.1 of the Disclosure Schedules sets forth all Proceedings to which the Company is a party. Except as disclosed in Section 3.12.1 of the Disclosure Schedules, such Proceedings could not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations or prospects of the Company and the Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating thereto. Except as disclosed in Section 3.12.1 of the Disclosure Schedules, there is no pending Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Transaction.

3.12.2.  No Threatened Proceeding. Except as disclosed in Section 3.12.2 of the Disclosure Schedules, to the Knowledge of Seller and the Company, no such Proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

3.12.3.  Not Subject to any Orders. Except as disclosed in Section 3.12.3 of the Disclosure Schedules, neither Seller nor the Company is subject to any Order that relates to the business of, or any of the assets owned or used by the Company. To the Knowledge of Seller and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

3.13.  Taxes

The Company has filed or caused to be filed (on a timely basis) all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to the Legal Requirements of each Governmental Body with taxing power over it or its assets. Seller has made available to Buyer copies of, and Section 3.13 of the Disclosure Schedules lists, all such Tax Returns filed since fiscal year ended December 31, 2003. The Company has paid or made provision for the payment of, all Taxes owed (whether or not shown on any Tax Return). The United States federal and state income and franchise Tax Returns of the Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2002. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Section 3.13 of the Disclosure Schedules, are being contested in good faith by appropriate proceedings. Section 3.13 of the Disclosure Schedules describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations, including the Company for all taxable years since December 31, 2002, and the resulting deficiencies proposed by the IRS. Except as set forth in Section 3.13 of the Disclosure Schedules, neither Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person, except where the failure to withhold, collect or pay could not have a material adverse effect. All Tax Returns filed by the Company are true, correct and complete in all material respects. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company has not engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the IRC or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the IRC or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the IRC and the regulations thereunder. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC. The Company has never been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the IRC. Prior to giving effect to the transaction contemplated herein, the Company was not, and has never been, a member of an affiliated group of corporations filing a federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Company). The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise. As of the date immediately prior to the date hereof, the Company was, and since January 1, 1984 had at all times been, properly classified and qualified as an “S” corporation under the IRC and any applicable state, local, or foreign laws.

4.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants, as of the date hereof and as of the Closing Date, to Seller that the statements contained in this Section 4 are true, correct and complete.

4.1.  Organization and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

4.2.  Authority; No Conflict

4.2.1.  Enforceability. This Agreement and the Other Transaction Documents to which it is a party constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Other Transaction Documents and to perform its obligations under this Agreement and the Other Transaction Documents.

4.2.2.  No Interference with Transaction. Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of the Transaction by Buyer will give any Person the right to prevent, delay, or otherwise interfere with the Transaction pursuant to:

(a)  any provision of Buyer’s Organizational Documents;

(b)  any resolution adopted by the board of directors or the sole shareholder of Buyer;

(c)  any Legal Requirement or Order to which Buyer may be subject; or

(d)  any Contract to which Buyer is a party or by which Buyer may be bound.

4.2.3.  No Consents Required. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Transaction.

4.3.  Certain Proceedings

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.4.  No Broker or Finder’s Fees

Buyer and its Representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or any similar payment in connection with this Agreement, and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as the result of any action of Buyer or its Representatives.

4.5.  Investment Intent

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933 and regulations and rules issued pursuant to that Act. Buyer agrees that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933 and regulations and rules issued pursuant to that Act, except pursuant to an exemption from such registration available thereunder, and without compliance with all applicable securities Legal Requirements, in each case to the extent applicable. Buyer confirms that Seller has made available to Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as Buyer has requested, and all such information has been received. Buyer represents and warrants to Seller that Buyer is an “accredited investor” as defined in Regulation D of the Securities Act of 1933. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of its purchase of the Shares.

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9.  COVENANTS OF SELLER AND BUYER AFTER THE CLOSING DATE

9.1.  Release of Personal Guarantees of Seller

Buyer agrees to use its Best Efforts to terminate, replace or otherwise provide mutually acceptable indemnities for any personal guarantees provided by Seller for Company obligations in the Ordinary Course of Business, including but not limited to obligations in connection with (i) the Professional Services Agreement dated January 10, 2002, between the Company and Gevity HR V, L.P., and (ii) all credit card accounts of the Company. On or before the Closing Date, the Company may close all such credit card accounts (including but not limited to American Express, Visa and all gas cards) except the Citibank Mastercard account. Buyer shall cause the Company to assist Seller in closing not later than sixty (60) days after the Closing Date all credit card accounts of the Company that were open prior to Closing and were not closed as of the Closing Date, including but not limited to the Citibank Mastercard account. Buyer shall cause the Company to pay in full on or before the applicable due date all unpaid balances on all statements for the credit card accounts described in this Section 9.1. Seller shall promptly reimburse the Company for his personal expenses, if any, included in the unpaid balance as of the Closing Date on each such credit card statement.

9.2.  Further Assurances

Seller will, upon request of Buyer from time to time after the Closing, execute and deliver, and use their Best Efforts to cause other Persons to execute and deliver, to Buyer all such further documents and instruments, and will do or use their Best Efforts to cause to be done such other acts, as Buyer may reasonably request more completely to consummate and make effective the Transaction.

9.3.  Further Consents

If the transfer of the Shares to Buyer at the Closing without the consent or approval of a third Person would constitute a breach of any Contract to which the Company is a party or by which it or any of its properties are bound or create in any third Person the right to declare a default in respect of, or to cancel or terminate, any such Contract or any Governmental Authorization of the Company. Seller will after Closing use his reasonable efforts to assist the Company to obtain such consents and approvals, or effective waivers thereof, and will cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefit of the Company’s rights thereunder. Notwithstanding the foregoing and/or any other terms of this Agreement, other than to the extent of the express representations set forth in Sections 3.3.5(f), 3.5.2, 3.5.3, 3.5.4, 3.5.5 and 3.5.6, Seller does not guarantee or assure Buyer that any such consents, approvals or waivers can or will be obtained, does not guarantee that any customer or vendor will continue its relationship with the Company after the Closing and does not guarantee that the effect of any request for a consent, approval or waiver will enhance or ensure the continuation of a contract or the business relationship.

9.4.  SEC Reports

On and after the Closing Date, Buyer shall timely file, or cause to be timely filed, with the SEC, such reports and/or statements required to be filed by it in connection with the consummation of the Transaction

9.5.  Restrictive Covenants

(a)  Beginning on the Closing Date and for a period of five (5) years thereafter (the “Restricted Period”), Seller covenants and agrees that, except on behalf of the Company or Buyer, he will not, directly or indirectly:

(i)  Competing Business. Own, manage, operate, control, participate in the ownership, management, operation or control of, be employed by, or provide services as a consultant to, any Person that is involved in business activities in the United States that are the same as, similar to or in competition with, directly or indirectly, any business activities conducted, or actively being planned as of the Closing Date, by the Company (it being acknowledged that the Company’s business is national in scope). The ownership of stock of ACT or less than one percent (1%) of the outstanding stock of any public corporation shall not be deemed a violation of this provision.

(ii)  Soliciting Customers. Attempt in any manner to contact or solicit any Person (A) that is or has been, a customer of the Company at any time during Seller’s employment with the Company, or (B) to which a proposal has been made by the Company during Seller’s employment with the Company, for the purpose of providing services or products similar to the services and products provided by the Company, or engaging in any activity which could be, directly or indirectly, competitive with the business of the Company.

(iii)  Interfering with Other Relations. Persuade or attempt to persuade any supplier, vendor, licensor or other entity or individual doing business with the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business relationships and activities of the Company.

(iv)  Employees. Attempt in any manner to (A) solicit any individual, who is at the time of such attempted solicitation, or at any time during the one (1) year period preceding the termination of Seller’s employment with the Company, was an employee or consultant of the Company or Buyer, to terminate his or her employment or relationship with the Company or Buyer, or engage such individual, as an employee or consultant, or (B) cooperate with any Person in persuading, enticing or aiding, or attempting to persuade, entice or aid, any employee of or consultant to the Company or Buyer to terminate his or her employment or business relationship with the Company or Buyer, or to become employed as an employee or retained as a consultant by any person other than the Company or Buyer.

(b)  Public Policy/Severability. The parties have attempted to limit the provisions of this Section 9.5 to limit the impact on Seller during the Restricted Period, and the parties expressly intend that all provisions of this Section 9.5 be construed to achieve such result. If, contrary to the effort and intent of the parties, any covenant or other obligation contained in this Section 9.5 shall be found not to be reasonably necessary for the protection of the Company or Buyer, to be unreasonable as to duration, scope or nature of restrictions, then it is the desire of the parties that such covenant or obligation not be rendered invalid thereby, but rather that the duration, scope or nature of the restrictions be deemed reduced or modified, with retroactive effect, to render such covenant or obligation reasonable, valid and enforceable. The parties further agree that in the event a court, despite the efforts and intent of the parties, declares any portion of the covenants or obligations in this Section 9.5 invalid, the remaining provisions of this Section 9.5 shall nonetheless remain valid and enforceable.

9.6.  Retention of and Access to Records

For a period of six years following the Closing Date Buyer and ACT shall preserve (i) all books and records of the Company related to any time prior to the Closing Date and (ii) all Tax Returns with respect to the properties and operations of the Company related to the period prior to the expiration of such six-year period and all books and records that may relate thereto. Upon the expiration of such six-year period, Buyer and ACT shall provide Seller a reasonable opportunity to obtain copies, at Seller’s expense, of any of such books and records. As soon as practicable following the Closing, Buyer and ACT shall deliver to Seller, or provide Seller with access to, such financial information relating to the business of the Company as Seller may reasonably request in sufficient detail to enable Seller to prepare his personal financial statements and to prepare all Tax Returns of Seller and the Company relating to periods ending on or prior to the Closing Date. In addition to the foregoing, from and after the Closing, Buyer and ACT shall afford to Seller and his counsel, accountants and other authorized agents and representatives (collectively, the “Seller Representatives”), during normal business hours, reasonable access to the Company’s executives identified on Schedule 9.6 and the employees, books, records and other data relating to the Company with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Seller (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against Seller or his Affiliates, (b) for the preparation of Tax Returns and audits and (c) to facilitate the determination by Seller with respect to his right to any tax refunds that may be claimed by Seller. The Seller and the Seller Representatives will maintain in confidence, and cause their respective directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of Buyer, ACT or any of their respective directors, officers, employees, agents, advisors and Affiliates, written, oral or other information obtained in connection with this Section 9.6, unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

10.  MUTUAL COVENANTS

10.1.  Expenses Except as expressly otherwise provided herein, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transaction, including all fees and expenses of agents, representatives, counsel and accountants. In the case of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by another party. At Closing, the parties will cooperate to pay any unpaid Transaction Expenses out of the proceeds of the Cash Purchase Price.

10.2.  Public Announcements

Any public announcement or similar publicity, including any reports or statements required to be filed with the SEC with respect to this Agreement or the Transaction shall be issued or filed by Buyer within the time frames provided under the applicable rules and regulations of the SEC. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Seller shall, and shall cause the Company to, keep the provisions of this Agreement strictly confidential and make no disclosure thereof to any Person. Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers and suppliers and others having dealings with the Company will be informed of the Transaction, and Buyer shall have the right to be present for any such communication.

11.  INDEMNIFICATION; REMEDIES

11.1.  Survival

All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

11.2.  Time Limitations

Seller shall have no liability (for indemnification or otherwise) with respect to any representation or warranty in this Agreement, unless on or before the date that is eighteen (18) months after the Closing Date Seller is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, however, a claim with respect to Sections 3.1.1, 3.2.2, 3.4.5, 3.5.10, 3.11 and 3.13, may be made at any time prior to the expiration of the applicable statute of limitations. If the Closing occurs, Buyer shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Closing Date, unless on or before the date that is eighteen (18) months after the Closing Date, Buyer is given notice of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

11.3.  Indemnification by Seller

Seller shall indemnify and hold harmless Buyer, its controlling Persons and its affiliates and each of their respective agents, representatives, employees, officers, directors, stockholders (collectively, the “Indemnified Persons”), and shall reimburse the Indemnified Persons for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”) arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement, any actions, omissions or state of facts inconsistent with any such representation or warranty of Seller, or any inaccuracy in any other statement, certificate or other instrument delivered by Seller pursuant hereto, (b) any failure by Seller to perform or comply with any covenant, obligation or understanding in this Agreement or in any Other Transaction Document, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with the Transaction.

11.4.  Indemnification by Buyer

Buyer shall indemnify and hold harmless Seller, and shall reimburse Seller for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (b) any failure by Buyer or ACT to perform or comply with any agreement in this Agreement or in any other Transaction Document, (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with the Transaction, or (d) any Liability arising solely from the conduct of the business of and operations of the Company on or after the Closing Date (other than matters with respect to which Seller is required to indemnify Buyer pursuant to this Agreement).

11.5.  Procedure for Indemnification - Third Party Claims

Promptly after receipt by an indemnified party under Section 11.3 or 11.4 of notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such Proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall, unless the claim involves Taxes, be entitled to participate therein and, to the extent that it shall wish (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representations would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect thereto), to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such a Proceeding, (a) no compromise or settlement thereof may be effected by the indemnified party without the indemnified party’s consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and it does not, within fifteen (15) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party.

Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party shall not be bound by any determination of a Proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

11.6.  Limitations on Indemnification

11.6.1.  Deductible Amount; Excluded Claims. No indemnifying party shall be required to indemnify an indemnified party hereunder except to the extent that (i) the aggregate amount of Damages with respect to any claim or series of related claims for which an indemnified party is otherwise entitled to indemnification pursuant to this Section 11 exceeds $25,000 (the “Minimum Claim Amount”) (it being understood and agreed that no indemnifying party shall be liable for any Damages with respect to any claim or series of related claims in the event that such Damages are less than the Minimum Claim Amount), and (ii) the aggregate amount of Damages for which the indemnified party is otherwise entitled to indemnification pursuant to this Section 11 exceeds $150,000 (the “Deductible Amount”) (it being understood and agreed that (A) any claim or series of related claims for Damages of less than the Minimum Claim Amount shall be disregarded for purposes of calculating the Deductible Amount and (B) the Deductible Amount is intended as a deductible, and no indemnifying party shall be liable for any Damages less than the Deductible Amount for which the indemnified party is otherwise entitled to indemnification), whereupon the indemnified party shall be entitled to be paid the excess of the aggregate amount of all such Losses over the Deductible Amount, subject to the limitations on maximum amount of recovery set forth in Section 11.6.2; provided, that Damages related to or arising directly or indirectly out of (W) any breach by Seller of his payment obligation under Section 2.5, (X) any claims for indemnification made under Section 11.3(a) with respect to any inaccuracies in any representation or warranty made by Seller in Sections 3.1.1. 3.2.2, 3.4.5, 3.5.10, 3.11 and 3.13, or in the Closing Calculation Certificate delivered pursuant to Section 2.8, (Y) any claims for indemnification made under Section 11.3(b) with respect to any breach of any covenant, obligation or undertaking of Seller in this Agreement or in any Other Transaction Document, or (Z) any claims for indemnification made under Section 11.3(c) (collectively, all such Damages referred to in this proviso being referred to herein as “Excluded Claims”) shall be indemnified in their entirety by Seller and shall not be subject to the limitations set forth in this Section 11.6.1; and further, provided that Damages related to or arising directly or indirectly out of (L) any breach by Buyer of its payment obligations under any and all applicable provisions of Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.9, (M) any claims for indemnification made under Section 11.4(a) with respect to any inaccuracies in any representation or warranty made by Buyer in Section 4.4, (N) any claims for indemnification made under 11.4(b) with respect to any breach of any covenant, obligation or undertaking of Buyer or ACT in this Agreement or in any Other Transaction Document, (O) any claims for indemnification made under Section 11.4(c), or (P) any claim for indemnification made under Section 11.4(d) shall be indemnified in their entirety by Buyer and shall not be subject to the limitations set forth in this Section 11.6.1.

11.6.2.  Aggregate Losses. The aggregate Damages payable by Seller pursuant to this Section 11 with respect to all claims, other than Excluded Claims, shall not exceed an amount equal to $5,000,000.

11.6.3.  Escrowed Funds. Notwithstanding anything herein to the contrary, Buyer shall seek payment for all amounts due with respect to all claims for indemnification against Seller (other than for Excluded Claims) out of the Escrowed Funds in accordance with the terms of the Escrow Agreement until the Escrowed Funds are reduced to zero.

11.6.4.  Gevity Recovery. Any Damages arising from a breach of the representations set forth in Section 3.4 of this Agreement (“Section 3.4 Losses”), that may be recovered from Gevity HR V, L.P. (“Gevity”) pursuant to the Professional Services Agreement, dated January 10, 2002, between the Company and Gevity, shall be paid by Seller pursuant to the terms hereof, net of any prior recovery from Gevity. Buyer shall use all reasonable efforts to recover such Section 3.4 Losses from Gevity, and, if applicable, will reimburse Seller to the extent of any such recovery for any Section 3.4 Losses already paid by Seller hereunder in connection with the applicable breach (net of costs incurred by Buyer to recover such amounts from Gevity).

11.6.5.  Working Capital Claims. (a) Unless and until all Damages arising from Working Capital Claims (as defined below), if any, exceed the Working Capital Excess (as defined below), Seller shall have no liability to any Indemnified Person under this Article 11 in respect of any Damages arising solely from a breach of any representation or warranty in Sections 3.1.2, 3.3.2, 3.3.3.(a) or 3.3.7, and in each case relating to the value of any Current Asset in existence as of the close of business on the business day immediately prior to the Closing Date that (i) is included in Closing Net Working Capital of the Company reflected in the Final Closing Statement, (ii) in the case of a breach of the representations and warranties in Section 3.1.2, was based upon an impairment of the value of inventory in Closing Net Working Capital due to obsolescence or slow sales as a result of a change in the Company’s business relationship with a supplier or customer and (iii) did not arise as a result of a breach of any representation set forth in Section 3.3.3(b)(i) or 3.3.5 (“Current Asset Claims”).

(b)  Unless and until all Damages arising from Working Capital Claims (as defined below), if any, exceed the Working Capital Excess (as defined below), Seller shall have no liability to any Indemnified Person under this Agreement under this Article 11 in respect of any Damages arising solely from a breach of any representation set forth in Section 3.3.2 or 3.3.4 relating to the amount of any Current Liability in existence as of the Closing Date that (i) arose in the Ordinary Course of Business, (ii) is not included in Net Working Capital of the Company reflected in the Final Closing Statement and (iii) did not arise as a result of a breach of any representation set forth in Section 3.3.3(b)(ii) or 3.3.5 (“Current Liability Claims”).

(c)  The term “Working Capital Claims,” as used herein, means, collectively, Current Asset Claims and Current Liability Claims. The term “Working Capital Excess,” as used herein, means the amount by which the Closing Date Working Capital exceeds $5,000,000.

(d)  For the avoidance of doubt, any indemnification obligation of the Seller under this Article 11 for Damages arising from Working Capital Claims shall be subject to the limitations pursuant to Sections 11.6.1, 11.6.2, 11.6.5(a) and 11.6.5(b) (and any exceptions to such limitations).

(e)  By way of example, if any account receivable reflected as a Current Asset on the Final Closing Statement is later determined to be uncollectible for reasons that do not constitute a breach of the representations and warranties set forth in Section 3.3.3(b)(i) or 3.3.5, Seller shall have no liability for Damages under this Article 11 in connection therewith for a breach of the representations and warranties set forth in Section 3.3.2 or 3.3.3(a) except to the extent that such Damages, taken together with the aggregate amount of all Damages incurred in respect of all other Working Capital Claims, exceed the Working Capital Excess.

11.7.  Method and Manner of Paying Claims. In the event of any claims under this Section 11 (each a “Claim”), the indemnified party shall advise the indemnifying party in writing of the amount and circumstances surrounding such Claim. With respect to liquidated Claims, if within thirty days the indemnifying party has not contested such Claim in writing, the indemnifying party will pay the full amount thereof within ten days after the expiration of such period. The term “Final Indemnity Amount” as used herein, means any amount owed by an indemnifying party hereunder with respect to any Claim that is (i) not contested within the thirty-day period set forth in the preceding sentence, (ii) agreed upon in writing by the indemnifying party and the indemnified party, (iii) determined by a court of competent jurisdiction in a final, non-appealable order or (iv) if such Claim is governed by Section 11.5 above, that is binding on the indemnifying party pursuant to the terms of Section 11.5. A Final Indemnity Amount, but not any other amount or claim, that has not been paid by the indemnifying party may be set off by the indemnified party against any amounts owed to the indemnified party by the indemnifying party. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the rate announced by Citibank, N.A., as its “Base Rate” plus two percent (2%) from the date the amount of such Claim becomes a Final Indemnity Amount. This Section 11 and the Escrow Agreement shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any Schedule or hereto). Notwithstanding the foregoing, nothing in this Section 11 shall limit or restrict any rights or remedies of a party in respect of (a) claims for fraud or willful misrepresentation or (b) claims for specific performance or other injunctive relief.

12.  INTENTIONALLY OMITTED

13.  MISCELLANEOUS

13.1.  Notices

Notices, requests, instructions or other documents to be in given under this Agreement shall be in writing and shall be deemed given and received, (i) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

If to Buyer:

Encompass Group Affiliates, Inc.
c/o Advanced Communications Technologies, Inc.
420 Lexington Avenue, Suite 2739
New York, NY 10170
Attention: Wayne Danson, Chief Executive Officer
Facsimile: 646.227.1666

With a copy to:

Eckert Seamans Cherin & Mellott, LLC

1515 Market Street - 9th Floor

Philadelphia, PA 19102

Attention: Gary A. Miller, Esquire

Facsimile: 215.851.8383

If to Seller:

Fred V. Baldwin
3507 Derby Lane
Weston, Florida 33331

With a copy to:

Richard W. Dyar
Stark Doninger & Smith LLP
50 South Meridian Street, Suite 700
Indianapolis, Indiana 46204
Facsimile: 317.633.6618

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

13.2.  Governing Law and Venue; Waiver of Jury Trial

(a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America and the state courts located in Dade county in the State of Florida, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.2.

13.3.  Further Assurances

The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

13.4.  Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to herein shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to herein can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; (ii) no waiver which may be given by a party hereto shall be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party hereto shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

13.5.  Entire Agreement and Modification

This Agreement supersedes all prior agreements among the Parties with respect to its subject matter (including, but not limited to, any letter of intent among Buyer and Seller) and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto. This Agreement may not be changed or terminated, except by a written agreement executed by Buyer and Seller.

13.6.  Assignments, Successors and No Third-Party Rights

This Agreement shall apply to and be binding in all respects upon, and shall inure to the benefit of, the successors and assigns of the Parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and assigns, and for the benefit of no other Person. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 13.6 shall prevent Buyer, without the consent of Seller, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with Buyer, or which is acquiring all or substantially of the assets of Buyer, or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby, but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve Buyer of its obligation under this Agreement.

13.7.  Severability

In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent no held invalid or unenforceable.

13.8.  Section Headings; Construction

The headings of Sections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Sections in this Agreement refer to the corresponding Sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereinabove,” “hereinbelow,” “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision hereof.

13.9.  Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.10.  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

13.11.  Seller’s Release.

(a)  Except as noted on Schedule 13.11 or as otherwise noted herein, Seller does hereby, on behalf of Seller and Seller’s agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Seller Parties”) RELEASE AND FOREVER DISCHARGE the Company and Buyer, and their respective Related Persons, parents, joint ventures, officers, directors, shareholders, interest holders, members, managers, employees, consultants, representatives, successors and assigns, heirs, executors and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever at law, in equity or otherwise, which Seller or any of the Seller Parties ever had, now has, or hereafter may have, arising contemporaneously with or prior to the Closing Date from or relating in any way to Seller’s status as a shareholder, employee, investor, lender or debtor of the Company (including any right to indemnification or contribution from the Company (whether statutory (including the Delaware Business Corporation Act), common law, pursuant to the Company’s organizational documents or otherwise)), any agreement between Seller and the Company or any Related Person of the Company, and any claims for reasonable attorneys’ fees and costs, but not including such claims to payments and other rights provided to such Seller Party under this Agreement or the Other Transaction Documents contemplated herein or any of the agreements set forth on Schedule 13.11(a) hereto; provided, however, nothing contained herein shall operate to release any obligation of Buyer, its Representatives or ACT under this Agreement or any of the Other Transaction Documents. The release contained in this Section 13.11(a) is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this release shall operate as a clear and unequivocal waiver by Seller of any claim for accrued or unpaid wages, benefits or any other type of payment whatsoever. Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, Seller is not releasing Company, Buyer, ACT or any other Person for any matters, obligations or otherwise related to this Agreement, the Other Transaction Documents, the Convertible Note, or the shares of Series D Stock issued or to be issued, or for matters arising from relationships (whether as an employee, shareholder or creditor) created pursuant to this Agreement, the Convertible Note, or any Other Transaction Documents.

Seller and the Seller Parties agree never to bring (or cause or permit to be brought) any action or proceeding against the Company or any other Company Party regarding Seller’s status as a shareholder, employee, director, investor, lender or debtor of the Company at any time prior to the Closing, agreements with the Company or any Related Person of the Company that relate to Seller’s status as a shareholder, employee, director, investor, lender or debtor of the Company (including, without limitation, the agreements set forth on Schedule 13.11(b) hereto) at any time prior to the Closing(except to the extent of any claim not released pursuant to Section 13(a)), or any claim released pursuant to Section 13.11(a). Seller agrees that in the event that any claim, suit or action released pursuant to Section 13.11(a) shall be commenced by him or any of the Seller Parties against the Company or any other Company Party, the release contained in Section 13.11(a) shall constitute a complete defense to any such claim, suit or action so instituted.

(b)  Seller hereby covenants and agrees, on behalf of Seller and the Seller Parties, that neither Seller nor any of the Seller Parties will encourage any Person to file a lawsuit, claim or complaint against the Company or any other Company Party relating to the claims released pursuant to Section 13.11(a). Seller hereby covenants and agrees, on behalf of Seller and the Seller Parties, that neither Seller nor any of the Seller Parties will assist any Person who files or has filed a lawsuit, claim, or complaint against the Company or any other Company Party relating to the claims released pursuant to Section 13.11(a) unless Seller or any of the Seller Parties is required to render such assistance pursuant to a lawful subpoena or other legal obligation. If Seller or any of the Seller Parties is served with any such legal subpoena or becomes subject to any such legal obligation, Seller shall provide prompt written notice to Buyer thereof and enclose a copy of the subpoena and any other documents describing the legal obligation with such written notice.

(c)  The parties agree and acknowledge that the release of any asserted or unasserted claims against the Company and the other Company Parties pursuant to Section 13.11(a) are not and shall not be construed to be an admission of any violation of any Federal, state or local statute or regulation, or of any duty owed by the Company or any of the other Company Parties to Seller.

(d)  Seller acknowledges that there is a risk that after signing this Agreement he may discover losses or claims that are released under this Agreement, but that are presently unknown to him. Seller assumes this risk and understands that this release shall apply to any such losses and claims. Seller understands that this Agreement includes a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in Section 13.11(a) above. Seller acknowledges that by accepting the benefits and payments set forth in this Agreement, he assumes and waives the risk that the facts and the law may be other than as he believes.

(e)  The Company and Seller hereby acknowledge and agree that each agreement set forth on Schedule 13.11(b) hereto has been terminated and is of no further force and effect.

(f)  Seller certifies and acknowledges that he:

(i)  has read the terms of this Agreement and the release provided hereunder, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all other Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to Section 13.11(a);

(ii)  has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him; and

(iii)  has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement.

(g)  This Section 13.11 shall be effective upon the consummation of the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, individually or by their duly authorized representatives, have executed and delivered this Agreement as of the date first written above.

BUYER:

Encompass Group Affiliates, Inc.

By:/s/ Wayne Danson
Wayne I. Danson, President

SELLER:

/s/ Fred V. Baldwin

Fred V. Baldwin

ACT:

Advanced Communications Technologies, Inc.

By:/s/ Wayne Danson

Wayne I. Danson, President

Consent of Spouse of Fred V. Baldwin

The undersigned, being the spouse of Fred V. Baldwin, consents to the transactions contemplated hereby and acknowledges that the Purchase Price being paid for Mr. Baldwin’s Shares hereunder is adequate, and after the Closing the undersigned shall have no interest in Mr. Baldwin’s Shares:

/s/ Deborah Baldwin

Deborah Baldwin

SCHEDULE 1
DEFINITIONS

“2005 Balance Sheet” means the audited balance sheet of the Company as at December 31 for the fiscal year 2005 delivered to Buyer by Seller in accordance with Section 3.3.1.

“2007 Pre-Closing Period” means the period commencing on January 1, 2007 and ending as of the close of business on the business day immediately preceding the Closing Date.

“ACT Common Stock” means the common stock of ACT, no par value per share.

“Applicable Contract” means any Contract (a) under which the Company has any rights, (b) under which the Company has any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is bound.

“Benefit Arrangement” means an employment, severance or similar contract arrangement or policy (written or oral) and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits or any co-employment agreement that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates and (iii) covers any employee or former employee of the Company, including, but not limited to, all plans or arrangements providing compensation or benefits to employee and non-employee directors of the Company.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transaction.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

“Coolidge Bonus” means an amount equal to $2,700,000. The Coolidge Bonus will be deemed to have been paid during the 2007 Pre-Closing Period.

“Current Assets” means, as of any measurement date, the sum of the Company’s Net Cash Amount, accounts receivable, inventory and prepaid expenses calculated in accordance with GAAP on a basis consistent with the 2005 Balance Sheet.

“Current Liabilities” means, as of any measurement date, the sum of the Company’s (i) trade accounts payable (including Company expenses incurred by Seller or the Company on credit cards of Seller or the Company), (ii) accrued employee expenses, (iii) accrued expenses (including Company expenses incurred by Seller or the Company on credit cards of Seller or the Company), (iv) accrued income taxes, (v) deferred revenue liabilities (whether classified as current or non-current in accordance with GAAP), all calculated in accordance with GAAP on a basis consistent with the 2005 Balance Sheet.

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“Employee Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates.

“Encumbrance” means any charge, claim, community property or similar interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)  financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)  any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

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“Environmental Law” means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)  preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)  reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)  assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)  protecting resources, species, or ecological amenities;

(f)  reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)  cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)  making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the IRC of Section 4001 of ERISA.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

“GAAP” means generally accepted accounting principles effective in the United States of America applied on a basis consistent throughout financial periods and consistent with each other.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

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“Governmental Body” means any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)  federal, state, local, municipal, foreign, or other government;

(c)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)  multi-national organization or body; or

(e)  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indebtedness” means, as applied to any Person, (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP on a basis consistent with the 2005 Balance Sheet (of which none are listed on the 2005 Balance Sheet), recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker’s acceptances or letters of credit, (g) all interest, fees and other expenses owed with respect to the indebtedness referred to above, (h) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss and (i) all obligations or liabilities of any Person in respect of any payment to an employee or shareholder of a Related Person which is directly or indirectly guaranteed by such Person. For the avoidance of doubt, Indebtedness does not include the Coolidge Bonus, FICA or other payroll Taxes associated with the Coolidge Bonus accrued by the Company as part of Net Working Capital and not paid as of Closing, the Specified Lease Obligations, Transaction Expenses (which are addressed in Section 10.1), the Company’s trade accounts payable (including obligations of the Company reflected on credit card account balances), and accrued expenses reflected on the Final Closing Statement.

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“Intellectual Property Assets” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986 or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, in the case of an individual with respect to a particular fact or other matter:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

The Company will be deemed to have “Knowledge” of a particular fact or other matter if Fred Baldwin and Robert Coolidge has, or at any time had, Knowledge of such fact or other matter.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) including any liability for Taxes.

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“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Net Cash Amount” means, as of any date, the aggregate amount of the cash and cash equivalents of the Company on hand or in bank accounts as of such date (including cash and cash equivalents deposited in but not yet credited to bank accounts), minus the aggregate amount of outstanding and unpaid checks issued by the Company as of such date, minus the aggregate amount of customer deposits held by the Company as of such date. The determination of the Net Cash Amount on the Closing Date shall be made without giving effect to the payment of the Coolidge Bonus.

“Net Working Capital” means, as at any date, (i) the Current Assets of the Company as of such date, minus (ii) the Current Liabilities of the Company (excluding all Indebtedness of the Company as of such date, any liability in respect of customer deposits held by the Company as of such date and any accrued expenses in respect of the Coolidge Bonus), all calculated in accordance with GAAP applied on a basis consistent with the 2005 Balance Sheet.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)  such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c)  such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority) of such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

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“Other Transaction Documents” means the Seller Employment Agreement, the Coolidge Employment Agreement, Seller Non-Competition Agreement, the Coolidge Non-Competition Agreement, the Disclosure Schedules, the Shareholder Agreement, the Restricted Stock Agreements and all other documents, instruments and agreements to be executed and delivered in accordance with the Transaction.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person” means, with respect to a particular individual:

(a) each other member of such individual’s Family;

(b)  any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)  any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)  any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)  any Person that holds a Material Interest in such specified Person;

(c)  each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)  any Person in which such specified Person holds a Material Interest;

(e)  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)  any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

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“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Series D Stock” means the Series D Junior Preferred Stock of ACT, $0.001 par value per share, the terms and conditions of which are set forth in the Certificate of Designation attached as Exhibit 1(A) hereto.

“Shareholder Agreement” means the Shareholder Agreement, dated August 17, 2007, between ACT and Seller, ACT-DE LLC, Mr. Coolidge and Mr. Cameron.

“Specified Lease Obligations” means (i) the 2006 IBM and GE Capital lease/finance obligations, and (ii) the 2005 Toyota capital lease obligation, each as further described in Section 3.5.1 of the Disclosure Schedules.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC section 59A), customs duties, capital stock, accumulated earnings, personal holding company, greenmail, penalty, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and any transferee liability in respect of any item described in this definition.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means a claim, Proceeding, dispute, action or other matter if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

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“Transaction Expenses” All expenses of Seller or the Company incurred in connection with the preparation, execution and consummation of this Agreement, the Other Transaction Documents and the Closing, including fees and disbursements of attorneys, accountants and other advisors and service providers, whether incurred by the Company or Seller.

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